                                                                    EXHIBIT 10.1



          CONDITIONAL WAIVER AND AMENDMENT NO. 4 TO CREDIT AGREEMENT


          CONDITIONAL WAIVER AND AMENDMENT NO. 4, dated as of April 12, 2000 (this "Waiver and Amendment"), to the CREDIT AGREEMENT, dated as of May 21, 1998 (the "Credit Agreement"), among Apogee Enterprises, Inc., a Minnesota corporation (the "Borrower"), each of the lenders from time to time parties thereto (collectively, the "Lenders"), and The Bank of New York, as L/C Issuer, Administrative Agent for the Lenders and Swing Line Lender, as such Credit Agreement was amended by AMENDMENT NO. 1, dated as of July 22, 1998, CONDITIONAL WAIVER AND AMENDMENT NO. 2, dated as of November 10, 1998. and WAIVER AND AMENDMENT NO. 3, dated as of September 14, 1999.

                                   RECITALS
                                   --------

     A. The Borrower, in connection with a joint venture with PPG Industries, Inc. ("PPG"), proposes to contribute to the joint venture, to be known as PPG Auto Glass, LLC, certain of its assets relating to its wholesale autoglass distribution business, which assets are held by a number of its subsidiaries.

     B. The Credit Agreement places certain restrictions on the Borrower's ability to transfer its assets.

     C. The Lenders desire to waive these restrictions to the Credit Agreement with respect the abovementioned contribution.

     D. In addition, the parties desire to reduce the Total Commitment, make various amendments to the Credit Agreement and enter into a security agreement to secure certain assets and properties of the Borrower and its Subsidiaries.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

          Section 1. Amendments.
                     -----------

          (a) Pursuant to Section 11.05 of the Credit Agreement, the definition of "Applicable Margin" in Section 1.01(c) of the Credit Agreement shall be amended to read in its entirety as follows:

          "Applicable Margin" means, at any date and with respect to each Loan, the applicable margin set forth below based upon the Debt/EBITDA Ratio as of such date (it being understood that measurement of the Debt/EBITDA Ratio as of any Measurement Date is sufficient for this purpose):

                                                         Applicable Margin
                                                      -----------------------

                                                                   Eurodollar
          Debt/EBITDA Ratio                        ABR Loans         Loans
          -------------------------------------  -------------   --------------

          3.50 or greater                            1.000%          2.250%
          3.00 or greater, but less than 3.50        0.750           2.000
          2.50 or greater, but less than 3.00        0.500           1.750
          2.00 or greater, but less than 2.50        0.375           1.625
          Less than 2.00                             0.250           1.500

          (b) Pursuant to Section 11.05 of the Credit Agreement, the definition of "EBITDA" in Section 1.01(c) of the Credit Agreement shall be amended to read in its entirety as follows:

          "EBITDA means, for any period, the consolidated net income of the Borrower for such period, before subtracting consolidated income taxes, Interest Expense, depreciation, and amortization (including, without limitation, amortization associated with goodwill, deferred debt expenses, restricted stock and option costs and non-competition agreements) of the Borrower for such period. For purposes of this Agreement, the parties hereto agree that the Borrower's (or any of its Subsidiaries') share of the net income, before subtracting income taxes, interest expense, depreciation, and amortization, from any unconsolidated joint venture investments shall be included in EBITDA. In addition, the parties agree that (i) income, expenses and charges relating to discontinued operations (whether resulting in a net positive or a net negative) shall be excluded from EBITDA and (ii) EBITDA shall be adjusted pro forma for any acquisitions or divestitures by the Borrower or its Subsidiaries by adding or subtracting, as the case may be, for the entire period for which EBITDA is being calculated, the EBITDA (for such acquired or divested business, calculated in accordance with this definition) attributable to any acquired or divested business."

          (c) Pursuant to Section 11.05 of the Credit Agreement, Section 1.01(c) of the Credit Agreement shall be amended by adding the following definition of "Fair Market Value" to that Section, which shall read in its entirety as follows:

          "Fair Market Value" means, with respect to any assets or Property (other than cash), the price that could be negotiated in an arm's-length free market transaction for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified, (i) in the case of assets or Property with a net book value on the books of the Borrower or its Subsidiaries at the date of determination less than $15,000,000, Fair Market Value shall be determined by the chief financial officer or treasurer of the Borrower acting in good faith and such determination shall be evidenced by a certificate of the officer making such determination, (ii) in the case of assets or Property with a net book value on the books of the Borrower or its Subsidiaries at the date of determination of greater than or equal to $15,000,000, but less than $30,000,000, Fair Market Value shall be determined by the Board of Directors of the Borrower acting in good faith and shall be evidenced by a certified resolution of the Board of Directors of the Borrower, and (iii) in the case of assets or Property with a net book value on the books of the Borrower or its Subsidiaries at the date of determination of greater than or equal to $30,000,000, Fair Market Value shall be determined by an investment banking firm, accounting firm or appraisal firm of national recognition that is not an Affiliate of the Borrower or any of its Subsidiaries, which firm shall evidence its determination by a written opinion setting forth the Fair Market Value."

          (d) Pursuant to Section 11.05 of the Credit Agreement, the definition of "Security Release Date" in Section 1.01(c) of the Credit Agreement shall be amended to read in its entirety as follows:

          "Security Release Date" means, notwithstanding the prior occurrence of any Security Release Date earlier than April 12, 2000, the earlier to occur of (i) completion of the Subordinated Debt Transaction and (ii) delivery by the Borrower of a certificate, signed by a Responsible Officer, to the effect that during two consecutive fiscal quarters the Debt/EBITDA Ratio has been below 2.50, provided, however, that in no event shall the Security Release Date occur prior to March 1, 2001."

          (e) Pursuant to Section 11.05 of the Credit Agreement, a subsection
(d) shall be added to the end of Section 2.03 of the Credit Agreement, which shall read in its entirety as follows:

          "(d) If the Borrower or any Subsidiary sells or leases any substantial (as defined in Section 7.02(a)) part of its assets or Property in reliance upon clause (iv) in the proviso to Section 7.02(a), the Total Commitment shall be reduced by an amount equal to that portion of the after-tax net cash proceeds of such transaction(s) in excess of 5% of the total assets of the Borrower or such Subsidiary (computed based upon the total assets of the Borrower or such Subsidiary set forth in the most recently prepared balance sheet), provided that reductions pursuant to this Section 2.03(d), and Sections 2.03(b) and 2.03(c), shall not be required to exceed $100,000,000 in the aggregate during the term of this Agreement beginning at the effectiveness of the reduction of the Total Commitment to $200,000,000 pursuant to the terms and conditions of the Conditional Waiver and Amendment No. 4, dated April 12, 2000."

          (f) Pursuant to Section 11.05 of the Credit Agreement, a subsection
(e) shall be added to the end of Section 2.05 of the Credit Agreement, which shall read in its entirety as follows:

          "(e) If the Borrower or any Subsidiary sells or leases any substantial (as defined in Section 7.02(a)) part of its assets or Property in reliance upon clause (iv) in the proviso to Section 7.02(a), then not later than the close of business on the third Business Day after the closing of any such transaction, the Borrower shall prepay Loans and L/C Obligations in an amount equal to that portion of the after-tax net cash proceeds of such transaction(s) in excess of 5% of the total assets of the Borrower or such Subsidiary (computed based upon the total assets of the Borrower or such Subsidiary set forth in the most recently prepared balance sheet)."

          (g) Pursuant to Section 11.05 of the Credit Agreement, Section 3.07(a) of the Credit Agreement shall be amended to read in its entirety as follows:

          "(a) The Commitment Fee. The Borrower agrees to pay to the
               ------------------
      Administrative Agent, for the respective accounts of the Lenders, on the last day of each calendar quarter of each year, commencing with the first such day after the Effective Date, and on the Commitment Termination Date, a fee (the "Commitment Fee") computed by applying (i) the applicable percentage per annum set forth below based on the Debt/EBITDA Ratio on each day during the then-ending quarter (or shorter period ending with the Commitment Termination Date) (it being understood that measurement of the Debt/EBITDA as of any Measurement Date is sufficient for this purpose) to (ii) the Available Commitment on such day:

                                                       Commitment Fee
          Debt/EBITDA Ratio                         Percentage Per Annum
          -----------------                         --------------------

          3.50 or greater                                   0.450%

          3.00 or greater, but less than 3.50               0.400

          2.50 or greater, but less than 3.00               0.350

          2.00 or greater, but less than 2.50               0.325

          Less than 2.00                                    0.300

          (h) Pursuant to Section 11.05 of the Credit Agreement, Section 7.02(a) of the Credit Agreement shall be amended to read in its entirety as follows:

          "(a) Mergers, Consolidations and Sales of Assets. Be a party to any
               -------------------------------------------
      merger, consolidation or share exchange, or sell, transfer, lease or otherwise dispose of all or any substantial part of its assets or Property, including any disposition of assets or Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable, or permit any Subsidiary so to do; provided, however, that this Section shall not apply to nor operate to prevent (i) the Borrower being a party to any merger where the Borrower is the surviving Person if, after giving effect to such merger, no Default or Event of Default would then exist, (ii) any Subsidiary (A) merging into the Borrower or (B) being a party to any merger which does not involve the Borrower where a Subsidiary is the surviving Person if, after giving effect to such merger, no Default or Event of Default would then exist, (iii) the Borrower or any Subsidiary from selling its inventory in the ordinary course of its business or (iv) the Borrower or any Subsidiary from selling or leasing any substantial part of its assets (including, without limitation, notes and accounts receivable) or Property, including any disposition of assets or Property as part of a sale and leaseback transaction, as long as (A) the consideration to be paid for such assets or Property at the time of the closing of any such transaction is Fair Market Value for such assets or Property and at least 75% in the form of cash or cash equivalents, (B) the Borrower complies with Sections 2.03(d) and 2.05(e) and (C) all sales or leases pursuant to the exception in this clause (iv) shall not, in the aggregate, exceed $100 million. The term "substantial" as used herein shall mean an amount in excess of 5% of the total assets of the Borrower or such Subsidiary (computed based upon the total assets of the Borrower or such Subsidiary set forth in the most recently prepared balance sheet) per year. For purposes of this Section 7.02(a) the Property of the Borrower and its Subsidiaries shall be valued at the greater of book or Fair Market Value of such Property."

          (i) Pursuant to Section 11.05 of the Credit Agreement, Section 7.02(d)(xiii) of the Credit Agreement shall be amended to read in its entirety as follows:

          "(xiii) notwithstanding Section 7.02(d)(ix),

                    (A) additional Investments in joint ventures existing as of the date hereof, provided that (1) no Default or Event of Default exists or would exist after giving effect to such Investments and (2) the aggregate purchase price to be paid after the date hereof for such Investments do not exceed $40,000,000; and

                    (B) additional Investments in that certain joint venture, the primary vehicle for which is a limited liability company known as PPG Auto Glass, LLC, provided that (1) all such Investments do not exceed, in the aggregate, $5,000,000 during any fiscal year and (2) any amount of additional Investments in this joint venture shall be subtracted from the maximum allowable amount of Capital Expenditures under Section 7.02(e) for the fiscal year in which the additional Investment is made."

                    (j) Pursuant to Section 11.05 of the Credit Agreement, Sections 7.02(e) and (f) of the Credit Agreement shall be amended to read in their entirety as follows:

                    "(e) Capital Expenditures. Make any Capital Expenditures, or
                         --------------------
      permit any Subsidiary so to do, exceeding, in the aggregate for the Borrower and the Subsidiaries, $30,000,000 in the fiscal year 2001 and $40,000,000 in any one fiscal year thereafter; provided that after the second anniversary hereof and notwithstanding the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures up to an aggregate of $50,000,000 for the construction of glass technology facilities.

                    (f) Dividends and Purchase of Stock. (i) Declare any
                        -------------------------------
      dividends (other than dividends payable in capital stock of the Borrower) on any shares of any class of its capital stock, or apply any of its Property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Borrower, or permit any Subsidiary which is not a Wholly Owned Subsidiary so to do, or permit any Subsidiary to purchase or acquire any shares of any class of capital stock of the Borrower, unless, immediately after giving effect to such action,
      (A) there shall not have occurred any Default or Event of Default that is continuing and (B) the aggregate amount of such payments and distributions during any 12-month period shall not have exceeded 110% of such aggregate amounts paid or distributed in the 12-month period preceding such 12-month period; and

                    (ii) Permit any Subsidiary to (x) issue a Guaranty or (y) enter into any agreement or instrument which by its terms restricts the ability of such Subsidiary to (A) declare or pay dividends or make similar distributions, (B) repay principal of, or pay any interest on, any Indebtedness owed to the Borrower or any Subsidiary described in Section 7.02(d)(xi)(A), (C) make payments of royalties, licensing fees and similar amounts to the Borrower or any other Subsidiary, (D) make loans or advances to the Borrower or any other Subsidiary or (E) permit the Borrower to engage in consolidated cash management consistent with its current practices."

                    (k) Pursuant to Section 11.05 of the Credit Agreement, Sections 7.03(b), (c) and (d) of the Credit Agreement shall be amended to read in their entirety as follows:

                    "(b) Interest Coverage Ratio. The ratio of (i) EBITDA to
                         -----------------------
      (ii) Interest Expense for the twelve-month period ending on the last day of any fiscal quarter to be less than (A) 2.75 through and including March 2, 2001 or (B) 3.00 after March 2, 2001.

           (c) Senior Debt/EBITDA Ratio. The Senior Debt/EBITDA Ratio to exceed
               ------------------------
     the ratio specified below:


                            Date                            Ratio
                            ----                            -----

           Through December 1, 2000                         4.00

           After December 1, 2000 through March 2, 2001     3.50

           After March 2, 2001 through March 1, 2002        3.25

           After March 1, 2002                              2.75

           (d) Debt/EBITDA Ratio. The Debt/EBITDA Ratio to exceed the ratio
               -----------------
      specified below:


                              Date                          Ratio
                              ----                          -----

           Through December 1, 2000                          4.25

           After December 1, 2000 through March 2, 2001      3.75

           After March 2, 2001 through March 1, 2002         3.50

           After March 1, 2002                               3.25."

           (l) Pursuant to Section 11.05 of the Credit Agreement, the parties hereby agree to reduce the Total Commitment, on a pro rata basis, to $200,000,000. As of the date hereof, taking into account such reduction of the Total Commitment, the Commitment of each Lender shall be as follows:

            Lender                    Commitment         % of Total Commitment
            ------                    ----------         ---------------------

The Bank of New York                  $36,363,637.20       18.18181860%

U.S. Bank National Association        $30,909,090.80       15.45454540%

Harris Trust and Savings Bank         $27,272,727.20       13.63636360%

The Bank of Nova Scotia               $23,636,363.60       11.81818180%

Comerica Bank                         $23,636,363.60       11.81818180%

The Sumitomo Bank, Limited            $18,181,818.00        9.09090900%

Firstar Bank of Minnesota, N.A.       $18,181,818.00        9.09090900%

Wells Fargo Bank, N.A.                $10,909,090.80        5.45454550%

Regions Bank                          $10,909,090.80        5.45454550%

          Section  2.  Conditional Waivers.
                       --------------------

     (a) The Borrower represents and warrants to the Lenders that the description of the transactions appearing in Exhibit 1, regarding a proposed joint venture (the "Joint Venture") between the Borrower, certain of its Subsidiaries and PPG, including creation of a limited liability company to purchase, market and sell automotive glass parts and related supplies for sale to wholesalers and automotive glass retailers located primarily in the United States, (i) is true, complete and correct in all material respects as of the date hereof and (ii) contains true, complete and correct descriptions of all documents to be entered into or otherwise executed in connection with the establishment of the Joint Venture (such documents to be known as the "JV Documents").

     (b) Pursuant to Section 11.05(a) of the Credit Agreement, the Lenders hereby waive, insofar as necessary to permit the Borrower and its Subsidiaries initially to participate in, contribute to, execute documents establishing, and otherwise undertake the transactions contemplated by, the Joint Venture, the restrictions contained in (i) Section 7.02(a) of the Credit Agreement on sales, transfers or other dispositions of a substantial part of the assets or property of the Borrower or its Subsidiaries and (ii) Section 7.02(d) of the Credit Agreement on investments, acquisitions, loans, advances and guaranties, in each case subject to the conditions contained in this Waiver. Anything herein or elsewhere to the contrary notwithstanding, such waivers are granted only insofar as necessary to permit the Joint Venture.

     (c) JV Documents Condition. The parties hereto understand that this Waiver
         ----------------------
and Amendment is being executed and delivered prior to the execution of definitive JV Documents (such date of the execution of definitive JV Documents to be known herein as the "JV Execution Date"). The waivers set forth in Section 2(b) above shall become effective as of the date of execution of this Waiver and Amendment only insofar as necessary to permit the Borrower and its certain Subsidiaries to execute the definitive JV Documents. The waivers in Section 2(b) above will not become fully effective to permit the "Closing" of the Joint Venture (as such term is defined in the JV Documents) until the following conditions are satisfied, and shall become null, void and unenforceable if any of the following conditions are not satisfied:

          (i) promptly upon execution of the definitive JV Documents, the Borrower shall have provided a copy of the executed JV Documents (including any and all schedules and exhibits thereto) to the Administrative Agent by facsimile or other electronic means or overnight mail for delivery on the date following the JV Execution Date; and

          (ii) the Administrative Agent, after consultation with the Lenders, but in its sole discretion, shall have determined that the representations, warranties, covenants, agreements and other provisions of the JV Documents are acceptable to the Administrative Agent and are acceptable in light of the descriptions of the Joint Venture and the JV Documents in Exhibit 1.

The Administrative Agent shall, as promptly as practicable after the delivery of the JV Documents pursuant to Section 2(c)(i), notify the Borrower of its determination under Section 2(c)(ii).

     (d) Performance Condition. In addition to the conditions of Section 2(c)
         ---------------------
above, and in consideration of the grant of the waivers described in section 2(b) above, the parties hereto agree that:

         (i) the value of the assets transferred by Borrower or any of its Subsidiaries to the Joint Venture shall not exceed $45 million in net book value,

               (ii) the consummation of the Joint Venture shall occur on or prior to December 31, 2000,

               (iii) any borrowings by, or other indebtedness of, the Joint Venture, to the extent that the same may create any obligation or liability, contingent or otherwise, of the Borrower or any Subsidiary, shall be in accordance with the obligations and negative covenants of the Borrower and its Subsidiaries contained in the Credit Agreement (including, without limitation, the restrictions on Investments in Section 7.02(d) of the Credit Agreement), and

               (iv) for the avoidance of doubt, the limited liability company established by the Joint Venture shall not be considered a "Subsidiary" of the Borrower for purposes of the Credit Agreement and other Credit Documents. The Borrower agrees to, and shall cause its Subsidiaries to, comply with all provisions of the Credit Agreement and other Credit Documents, including, but not limited to, the negative covenants contained in Section 7.02 of the Credit Agreement, in connection with any contribution or capital infusion to (other than the initial contribution of capital at the "Closing" of the Joint Venture, as such term is defined in the JV Documents), any investment in, any sale, lease, transfer or disposal of assets to, or any loan or granting of other credit to, such limited liability company.

Failure to satisfy the conditions in Section 2(c) and this section 2(d) shall result in the waivers granted in Section 2(b) being null, void and unenforceable.

      Section 3. Security Agreement.
                 ------------------

      (a) The Borrower agrees to enter into, and shall cause the Subsidiaries listed on Schedule A hereto to enter into, a security agreement (the "New Security Agreement") with The Bank of New York, as Administrative Agent and Collateral Agent, in substantially the same form (with such modifications to the Collateral as indicated on Schedule B hereto and as otherwise approved by the Administrative Agent) as the Security Agreement, dated as of May 21, 1998, as amended, among the Borrower, the debtors party thereto and The Bank of New York, as Administrative Agent and Collateral Agent, as promptly as reasonably possible after the date hereof, but in any event no later than 3 Business Days after the JV Execution Date.

      (b) In addition, the Borrower agrees to, at the time of the execution and deliverance of the New Security Agreement, deliver to the Administrative Agent
(i) copies of Financing Statements (Form UCC-1) to be filed under the Uniform Commercial Code in the locations approved by the Administrative Agent, and other financing documents as provided in the New Security Agreement, (ii) evidence reasonably satisfactory to the Administrative Agent with respect to the Collateral Agent's first priority security interest in such collateral, other than collateral subject to Permitted Liens (which may include, but shall not be limited to, certified copies of Request for Information (Form UCC-11) or equivalent reports, listing all financing statements which name the Borrower or any Subsidiary as debtor and which are on file, as of a recent date prior to the date of the New Security Agreement, in all relevant jurisdictions listed in the New Security Agreement).

      (c) For purposes of the Credit Agreement and all other Credit Documents, at the time the New Security Agreement is duly executed and delivered by the parties thereto the term "Security Agreement" shall thereafter mean the New Security Agreement.

      Section 4. Miscellaneous.
                 -------------

      (a) All capitalized terms not otherwise defined in this Waiver and Amendment shall have the meanings ascribed to them in the Credit Agreement.

      (b) All provisions in Article XI of the Credit Agreement shall apply to this Waiver and Amendment with equal force and effect as if restated completely herein.

      (c) Except as set forth in this Waiver and Amendment, the Credit Agreement shall remain in full force and effect without amendment, modification or waiver. Execution and delivery hereof by a Lender shall not preclude the exercise by such Lender of any rights under the Credit Agreement (as amended by Section 1 hereof).

      (d) This Waiver and Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

      (e) This Waiver and Amendment shall be effective on the first date as of which a counterpart hereof has been executed and delivered to the Administrative Agent under the Credit Agreement by the Borrower and the Required Lenders under the Credit Agreement; provided, however, that Sections 1 and 3 of this Waiver and Amendment shall become effective on the earlier of (i) the JV Execution Date and (ii) June 1, 2000.

                    [THE NEXT PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be duly executed as of the date first above written.

                                         APOGEE ENTERPRISES, INC.


                                         By  :________________________________
                                              Name:
                                              Title:

                                         THE BANK OF NEW YORK, as Administrative
                                         Agent, L/C Issuer and Swing Line Lender
                                         in the Credit Agreement

                                         By: _________________________________
                                             Name:
                                             Title:

                                         LENDERS (and other Agents)
                                         -------------------------

                                         THE BANK OF NEW YORK, as a
                                         Lender in the Credit Agreement


                                         By: _________________________________
                                             Name:
                                             Title:

                                         U.S. BANK NATIONAL ASSOCIATION,
                                         as Syndication Agent and a Lender in
                                         the Credit Agreement

                                         By: _________________________________
                                             Name:
                                             Title:

                                         HARRIS TRUST AND SAVINGS BANK,
                                         as Documentation Agent and a Lender in
                                         the Credit Agreement


                                         By: _________________________________
                                             Name:
                                             Title:

                                         THE BANK OF NOVA SCOTIA, as
                                         Co-Agent and a Lender in the Credit
                                         Agreement


                                         By: _________________________________
                                             Name:
                                             Title:

                                         COMERICA BANK, as Co-Agent and a Lender
                                         in the Credit Agreement

                                         By: _________________________________
                                             Name:
                                             Title:

                                         FIRSTAR BANK OF MINNESOTA,
                                         N.A., as a Lender in the Credit
                                         Agreement

                                         By: _________________________________
                                             Name:
                                             Title:

                                         THE SUMITOMO BANK, LIMITED,
                                         as a Lender in the Credit Agreement

                                         By: _________________________________
                                             Name:
                                             Title:

                                         WELLS FARGO BANK, N.A., as a Lender in
                                         the Credit Agreement


                                         By: _________________________________
                                             Name:
                                             Title:

                                         REGIONS BANK, as a Lender in the Credit
                                         Agreement


                                         By: _________________________________
                                             Name:
                                             Title: